Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:
April 30, 2026	Ivan Marcuse
The Woodlands, TX	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2026 Earnings

First Quarter Highlights

•	First quarter 2026 net loss attributable to Huntsman of $53 million compared to a net loss of $5 million in the prior year period; first quarter 2026 diluted loss per share of $0.31 compared to diluted loss per share $0.03 in the prior year period.

•	First quarter 2026 adjusted net loss attributable to Huntsman of $35 million compared to adjusted net loss of $19 million in the prior year period; first quarter 2026 adjusted diluted loss per share of $0.20 compared to adjusted diluted loss per share of $0.11 in the prior year period.

•	First quarter 2026 adjusted EBITDA of $73 million compared to $72 million in the prior year period.

•	First quarter 2026 net cash used in operating activities from continuing operations was $53 million. Free cash flow was a use of cash of $91 million for the first quarter 2026 compared to a use of cash of $107 million in the prior year period.

	Three months ended
	March 31,
In millions, except per share amounts	2026	2025
Revenues	$1,420	$1,410

Net loss attributable to Huntsman Corporation	$(53)	$(5)
Adjusted net loss(1)	$(35)	$(19)

Diluted loss per share	$(0.31)	$(0.03)
Adjusted diluted loss per share(1)	$(0.20)	$(0.11)

Adjusted EBITDA(1)	$73	$72

Net cash used in operating activities from continuing operations	$(53)	$(71)
Free cash flow(2)	$(91)	$(107)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2026 results with revenues of $1,420 million, net loss attributable to Huntsman of $53 million, adjusted net loss attributable to Huntsman of $35 million and adjusted EBITDA of $73 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“The first two months of the first quarter progressed as expected with some early trends of year-on-year volume improvement. In March, the onset of the war in the Middle East introduced significant volatility with a sharp rise in feedstock costs, particularly benzene and European natural gas. We immediately increased prices across all products and regions to ensure margins were protected. Despite the conflict, we did see year on year volume growth of 4% in Polyurethanes including some improvement in Europe, and our Advanced Materials revenues grew over 10% as sales into Aerospace increased. While conditions remain highly unpredictable, we are concentrating on margin improvement, cost reduction and cash flow generation. Looking ahead to the second quarter of 2026, we anticipate a step up in profitability, with an increase in volumes combined with margin expansion resulting from our worldwide pricing initiatives."

Segment Analysis for 1Q26 Compared to 1Q25

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended March 31, 2026 compared to the same period of 2025 was primarily due to higher sales volumes, partially offset by lower average selling prices. Sales volumes increased primarily in the Americas and Europe regions. MDI average selling prices decreased primarily due to less favorable supply and demand dynamics, partially offset by the positive impact of major foreign currency exchange rate movements against the U.S. dollar. The decrease in segment adjusted EBITDA was primarily due to lower margins, partially offset by higher sales volumes, higher equity earnings from our minority-owned joint venture in China and cost savings achieved from our cost optimization program.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2026 compared to the same period of 2025 was primarily due to lower sales volumes and lower average selling prices. Sales volumes decreased primarily due to the closure of our Moers, Germany maleic anhydride facility announced in May 2025 and lower demand. Average selling prices decreased primarily due to competitive pressures. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and margins, partially due to shipment disruptions throughout March 2026 at our consolidated joint venture in Saudi Arabia.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended March 31, 2026 compared to the same period of 2025 was primarily due to higher average selling prices and higher sales volumes. Average selling prices increased primarily due to favorable sales mix and the positive impact of major foreign currency exchange rate movements against the U.S. dollar. Sales volumes increased primarily in our aerospace, power, and automotive markets. The increase in segment adjusted EBITDA was primarily due to higher sales volumes.

Liquidity and Capital Resources

During the three months ended March 31, 2026, our free cash flow used was $91 million as compared to a use of $107 million in the same period of 2025. As of March 31, 2026, we had approximately $0.9 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2026, we spent $38 million on capital expenditures as compared to $36 million in the same period of 2025. During 2026, we expect capital expenditures to be similar with 2025.

Income Taxes

In the first quarter of 2026, our effective tax rate was -38% and our adjusted effective tax rate was not meaningful.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2026 financial results on Friday, May 1, 2026, at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=CrqpAfyY

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2026, a member of management is expected to present at:

TPH&Co. Hotter ‘N Hell Conference, May 12, 2026

Mizuho Smid Cap Chemicals Conference, June 2, 2026

Deutsche Bank Global Industrials & Materials Conference, June 3, 2026

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2026	2025
Revenues	$1,420	$1,410
Cost of goods sold	1,237	1,209
Gross profit	183	201
Operating expenses:
Selling, general and administrative	163	166
Research and development	29	32
Restructuring, impairment and plant closing costs	6	1
Gain on acquisition of assets, net	-	(5)
Income associated with litigation matter, net	-	(33)
Other operating expense (income), net	1	(2)
Total operating expenses	199	159
Operating (loss) income	(16)	42
Interest expense, net	(21)	(19)
Equity in income of investment in unconsolidated affiliates	5	1
Other income, net	3	3
(Loss) income from continuing operations before income taxes	(29)	27
Income tax expense	(11)	(15)
(Loss) income from continuing operations	(40)	12
Loss from discontinued operations, net of tax	(1)	(1)
Net (loss) income	(41)	11
Net income attributable to noncontrolling interests	(12)	(16)
Net loss attributable to Huntsman Corporation	$(53)	$(5)

Adjusted EBITDA(1)	$73	$72
Adjusted net loss (1)	$(35)	$(19)

Basic loss per share	$(0.31)	$(0.03)
Diluted loss per share	$(0.31)	$(0.03)
Adjusted diluted loss per share(1)	$(0.20)	$(0.11)

Common share information:
Basic weighted average shares	173	172
Diluted weighted average shares	173	172
Diluted shares for adjusted diluted loss per share	173	172

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2026	2025	(worse)
Segment revenues:
Polyurethanes	$923	$912	1%
Performance Products	228	257	(11)%
Advanced Materials	279	249	12%
Total reportable segments' revenues	1,430	1,418	1%

Intersegment eliminations	(10)	(8)	N/M

Total revenues	$1,420	$1,410	1%

Segment adjusted EBITDA(1):
Polyurethanes	$39	$42	(7)%
Performance Products	26	30	(13)%
Advanced Materials	45	36	25%

N/M = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2026 vs. 2025
	Average selling price(a)
	Local	Exchange	Sales
	currency & mix	rate	volume(b)	Total
Polyurethanes	(6)%	3%	4%	1%

Performance Products	(4)%	2%	(9)%	(11)%

Advanced Materials	4%	5%	3%	12%

Combined segments	(4)%	4%	1%	1%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income tax		Net		Diluted (loss) income
	EBITDA		and other expense		(loss) income		per share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2026	2025	2026	2025	2026	2025	2026	2025
Net (loss) income	$(41)	$11			$(41)	$11	$(0.24)	$0.06
Net income attributable to noncontrolling interests	(12)	(16)			(12)	(16)	(0.07)	(0.09)
Net loss attributable to Huntsman Corporation	(53)	(5)			(53)	(5)	(0.31)	(0.03)
Interest expense, net	21	19
Income tax expense	11	15	$(11)	$(15)
Depreciation and amortization	73	69
Business acquisition and integration gain and purchase accounting inventory adjustments, net	-	(5)	-	-	-	(5)	-	(0.03)
EBITDA / Loss from discontinued operations	1	1	N/A	N/A	1	1	0.01	0.01
Establishment of significant deferred tax asset valuation allowances	-	-	-	9	-	9	-	0.05
Loss on early extinguishment of debt	1	-	-	-	1	-	0.01	-
Certain legal and other settlements and related expenses (income), net	4	(33)	-	7	4	(26)	0.02	(0.15)
Amortization of pension and postretirement actuarial losses	7	7	(2)	(2)	5	5	0.03	0.03
Restructuring, impairment and plant closing and transition costs	8	4	(1)	(2)	7	2	0.04	0.01
Adjusted(1)	$73	$72	$(14)	$(3)	(35)	(19)	$(0.20)	$(0.11)

Adjusted income tax expense(1)					14	3
Net income attributable to noncontrolling interests					12	16

Adjusted pre-tax loss (1)					$(9)	$-

Adjusted effective tax rate(3)					N/M	N/M

Effective tax rate					(38)%	56%

N/M = not meaningful

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Balance Sheets

	March 31,	December 31,
In millions	2026	2025
Cash	$369	$429
Accounts and notes receivable, net	776	677
Inventories	885	818
Prepaid expenses	104	94
Other current assets	45	46
Property, plant and equipment, net	2,441	2,486
Other noncurrent assets	2,511	2,465

Total assets	$7,131	$7,015

Accounts payable(5)	$843	$758
Other current liabilities(5)	500	478
Current portion of debt	376	353
Long-term debt	1,680	1,658
Other noncurrent liabilities	830	811
Huntsman Corporation stockholders’ equity	2,681	2,750
Noncontrolling interests in subsidiaries	221	207

Total liabilities and equity	$7,131	$7,015

See end of press release for footnote explanations.

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2026	2025
Debt:
Revolving credit facility	$367	$343
Senior notes	1,489	1,488
Amounts outstanding under A/R programs	173	152
Variable interest entities	5	7
Other debt	22	21

Total debt - excluding affiliates	2,056	2,011

Total cash	369	429

Net debt - excluding affiliates(4)	$1,687	$1,582

See end of press release for footnote explanations.

Table 7 – Summarized Statements of Cash Flows

	Three months ended
	March 31,
In millions	2026	2025
Total cash at beginning of period	$429	$340

Net cash used in operating activities from continuing operations	(53)	(71)
Net cash used in operating activities from discontinued operations	-	(3)
Net cash (used in) provided by investing activities	(37)	6
Net cash provided by financing activities	30	60
Effect of exchange rate changes on cash	-	2

Total cash at end of period	$369	$334

Free cash flow(2):
Net cash used in operating activities from continuing operations	$(53)	$(71)
Capital expenditures	(38)	(36)

Free cash flow from continuing operations(2)	$(91)	$(107)

Supplemental cash flow information:
Cash paid for interest	$(5)	$(8)
Cash paid for income taxes	(14)	(12)
Cash paid for restructuring and integration	(12)	(3)
Cash paid for pensions	(9)	(8)
Depreciation and amortization from continuing operations	73	69

Change in primary working capital:
Accounts and notes receivable	$(111)	$(65)
Inventories	(75)	(101)
Accounts payable(5)	105	(27)
Total change in primary working capital	$(81)	$(193)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income (loss) because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests; (b) interest expense, net; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interests; (b) amortization of pension and postretirement actuarial losses; (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, net, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	We believe free cash flow is an important indicator of our liquidity as it measures the amount of cash we generate. Management internally uses free cash flow measure to: (a) evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	We believe the adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

(4)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(5)	Certain prior period amounts have been reclassified in the condensed consolidated financial statements to conform to current period presentation.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of diversified chemical products with 2025 revenues of approximately $6 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 55 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

X: http://www.x.com/Huntsman_Corp

Facebook: www.facebook.com/huntsmancorp

LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, high energy costs in Europe, inflation and high capital costs, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2025, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.